Exhibit 21.1

SUBSIDIARIES OF SWIFT TRANSPORTATION COMPANY

1.	Swift Transportation Co., LLC, a Delaware limited liability company
2.	Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company
3.	Swift Leasing Co., LLC, a Delaware limited liability company
4.	Sparks Finance, LLC, a Delaware limited liability company
5.	Interstate Equipment Leasing, LLC, a Delaware limited liability company
6.	Common Market Equipment Co., LLC, a Delaware limited liability company
7.	Swift Transportation Co. of Virginia, LLC, a Delaware limited liability company
8.	Swift Transportation Services, LLC, a Delaware limited liability company
9.	M.S. Carriers, LLC, a Delaware limited liability company
10.	Swift Logistics, S.A. de C.V., a Mexican corporation
11.	Trans-Mex, Inc. S.A. de C.V., a Mexican corporation
12.	Mohave Transportation Insurance Company, an Arizona corporation
13.	Swift Intermodal, LLC, a Delaware limited liability company
14.	Swift International S.A. de C.V., a Mexican corporation
15.	Estrella Distributing, LLC, a Delaware limited liability company
16.	TMX Administración, S.A. de C.V., a Mexican corporation
17.	Swift Receivables Company II, LLC, a Delaware limited liability company
18.	Red Rock Risk Retention Group, Inc., an Arizona corporation
19.	Swift Academy LLC, a Delaware limited liability company
20.	Swift Services Holdings, Inc., a Delaware corporation
21.	Swift Logistics, LLC, a Delaware limited liability company
22.	Central Refrigerated Transportation, LLC, a Delaware limited liability company
23.	Central Refrigerated Service, LLC, a Delaware limited liability company
24.	Central Leasing, LLC, a Delaware limited liability company